Exhibit 99.2

CORPORATE PARTICIPANTS

Bob Gargus

Applied Micro Circuits Corporation — SVP and CFO

Paramesh Gopi

Applied Micro Circuits Corporation — President and CEO

CONFERENCE CALL PARTICIPANTS

Ambrish Srivastava

BMO Capital Markets — Analyst

Jason Rechel

Oppenheimer & Co — Analyst

Vijay Rakesh

Sterne, Agee & Leach, Inc. — Analyst

Patrick Wang

Evercore Partners — Analyst

Sandy Harrison

Wunderlich Securities — Analyst

Brian Thonn

Kingdom Ridge Capital — Investor

PRESENTATION

Operator

Good day ladies and gentlemen, and welcome to the first quarter 2013 Applied Micro Circuits Corporation earning conference call. My name is Colby and I will be your operator for today. At this time, all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of the conference.

(Operator Instructions)

As a reminder, this call is being recorded for replay purposes. I would now like to introduce Mr. Bob Gargus, Senior Vice President and Chief Financial Officer. Please proceed, sir.

Bob Gargus — Applied Micro Circuits Corporation — SVP and CFO

Good afternoon, everyone, and thank you for joining today’s conference call. On the call with me is Dr. Paramesh Gopi, our President and CEO. Before turning the call over to Paramesh, I want to remind you that forward-looking statements discussed on this call including guidance we will provide on revenue, non-GAAP gross margin, non-GAAP operating expenses and certain other financial targets are based on the limited information available to us today. That information is likely to change.

There are numerous risks and uncertainties that affect our business and may affect these forward-looking statements. Risks such as product development and introduction, design wins, manufacturing and supply availability, product demand and mix, the impact of personnel reductions and departures, employee relations and the integration of new or moved operations, risk resulting from macroeconomic conditions in markets, and other risks as set forth in our SEC filings, including our Form 10-K for the year ended March 31st, 2012. Our actual results may differ materially from these forward-looking statements.

AppliedMicro assumes no obligation to update forward-looking statements made on this call. I want to point out that AppliedMicro has several analysts that cover our stock and this creates a range of variability relative to the street financial models. When we say street estimates, we mean the consensus of the major analyst models and not necessarily the guidance that was given by the Company.

With that I am going to turn the call over to Paramesh. Paramesh?

Paramesh Gopi — Applied Micro Circuits Corporation — President and CEO

Thanks, Bob, and good afternoon, everyone.

We will cover the details of the quarter ending June 30, 2012, which is the first quarter of our fiscal year 2013, as well as provide guidance going forward. Our June quarter revenues were $41.3 million, and were $1 million higher than the midpoint Street estimates of $40.3 million. Before I go into a detailed analysis of these results, let me give you a high level overview of our vision and update you on the execution of our Company’s transformation currently underway.

Two years ago, we foresaw a disruptive trend emerging in the form of warehouse scale data center innovations leading up to fundamental changes where parts of Enterprise networking and Information Technology were progressively moving into the cloud. This is evidenced by the fact today that by the end of calendar year 2012, up to 20% of businesses worldwide will own virtually no IT assets on premise, according to Gartner. These trends continue to fuel the need for low Total Cost of Ownership (TCO) server platforms-with low energy consumption and high manageability resulting in a high growth cloud server market. I’m happy to say that we’ve made significant strides in establishing ourselves as a key enabler and a market category leader providing innovative highly integrated “server-on-chip” solutions.

While we continued to stay focused on our base business, we made a strategic move towards leveraging our asset base to enable and lead this new high growth large Total Addressable Market (TAM) cloud computing and connectivity marketplace. This forms the momentum required to move us from a small-cap telecom semiconductor supplier to a mid-cap high growth company. During this call, we will highlight significant proof points of our progress to date.

Our product strategy is anchored on X-Gene, the world’s first 64-bit ARM server platform, delivering unparalleled performance of the lowest Total Cost of Ownership, or TCO, along with our entire portfolio of Data Center interconnect technologies that span servers, racks and backplanes. Consequently, our addressable market has almost quadrupled to approximately $7.5 billion, and can be broken down as follows :

1. Cloud servers: Projected to be $3.1 billion in 2016 with a four-year Compounded Annual Growth Rate (CAGR) of 31%. I’m excited to note that we have now achieved critical mass to bring APM’s X-Gene 64-bit ARM server-on-a-chip to serve this high growth market. To contextualize, while the software infrastructure, which consist of Linux, Apache, MySQL, PHP, an internet scripting language, and Hadoop, a distributed file system, has come to become the de facto standard for almost all internet infrastructure, the hardware has more recently come under a similar trend, via the OCP, The Open Compute Project Initiative, led by companies such as Facebook. The cloud server category is distinguished by its total cost of ownership requirements, which are dominated by operating power or energy consumption and session density. Data centers today consume an estimated 2% of the world’s electricity, and this is doubling every five years. Open Compete represents the lowest common denominator of these requirements, and for the first time in the history of the server market, opens the server architecture domain to ARM, thereby fueling this market.

2. Data Center Interconnect: Projected to be $1.9 billion in 2016 with a CAGR of 12%. Today’s entire cloud infrastructure depends on high density, low power packet-optical interconnect. From the links that tie server chips, to the optics that span racks of servers, to the packet optical routers and modules that connect data centers, high performance, low power connectivity at 10, 100, and 400 gigabits per second, along with digital signal processing are an absolute requirement for the hyper-exponential growth of data traffic.

3. Rounding out our addressable market is an additional $2.5 billion of computing in the embedded processor space, covering a multitude of markets ranging from routers, to NAS boxes, to Top of Rack switches, and wireless access points, among others.

Having defined our target markets, I would like to take you through a list of our products and describe how they fit into our addressable markets:

1.	X-Gene: Our ARM 64-bit server platform comprises the world’s first 64-bit server class multi-core, multi-gigahertz ARM processor server-on-chip integrating low power, high performance networking and connectivity interfaces, along with our custom built revolutionary 64-bit ARM core and our own scalable Terabit fabric.

2.	Madeira: The world’s first CMOS 100-gig (gigahertz) coherent transmitter silicon platform. Our break-through technology will power the world’s inter datacenter packet routers and switches, enabling cloud servers to talk to each other across high speed, low latency links.

3.	Gearbox: The world’s first 28 and 32-gig CMOS backplane translation devices, which connect server chips and racks together seamlessly, allowing unprecedented densities for cloud servers within the data center.

4.	PQX family: The world’s first OTN and Ethernet platform, and the industry’s leading converged “Any Port Any Protocol” chip set that connects enterprise private clouds to service provider telecom networks.

5.	Packet Pro family: Our embedded processor products that combine power and ARM processor architectures and serve as the foundation for enterprise and cloud gear, including Top-of-the-Rack switches and wireless access points.

All of our investments have portions that will be leveraged into the X-Gene platform, and along with Tier One strategic ASIC developments will contribute an estimated $150 million to $200 million, excluding X-Gene, to our top line over the next 18 to 24 months.

Before I turn the call over to Bob, I’d like to talk to you about the most exciting part of our computing business, X-Gene.

Let me start with the review of our customer traction and set expectations as to events that will transpire between now and silicon sampling.

First, I’d like to remind all of you that X-Gene was conceived as a result of deep conversations AppliedMicro has had over the past few years with the world’s top tier cloud service providers and server OEMs. We have been laser focused on building a platform that will ultimately provide a breakthrough low TCO point for the growing cloud infrastructure. Today I am extremely happy to state that we have now established a substantial customer partnership with one of the world’s leading server OEMs, and are on track to deliver a full-fledged platform solution in the form of a blade as well as a self-contained micro server chassis node for their cloud data center applications. This represents a critical step forward for Applied Micro and the entire ARM server market.

I’d like to remind you that the cloud server category based on ARM has now been fully validated by various OEMs. In addition, this has been corroborated by industry analysts and at least one of the leading analyst research reports has created a new ARM server category, and has designated AppliedMicro as a leader in this category. We expect to make several public announcements around these and other OEM platforms between now and the end of the calendar year.

Given the advanced nature of our engagements on the customer front, I would you like to spend a few minutes talking about the ARM ecosystem and its readiness for the server space. For starters, I’d like to note that we have five FPGA platforms being actively used in networks by Ecosystem and Tier One OEM partners. These have proven invaluable in paving the way for creating a full-fledged software tool chain and ecosystem for 64-bit ARM servers. The principal components of the ecosystem are a BIOS, examples vendors would include AMI and Phoenix, a Compiler Toolchain originated by APM, ARM and the open source community, and an operating system provided by companies such as Red Hat. We are pleased to report that as of last week we have secured full support for the world’s first 64-bit ARM server platform based on our silicon from Tier One vendors in each one of these categories.

Please note that as with our customers, you should expect to see public announcements regarding our partnerships in each of these areas between now and the end of the calendar year. Finally, I’d like to update you on our Silicon development. We are fully on track to have silicon in customers’ hands by the end of our fiscal year, or early Q1 fiscal 2014. Please note that the customer designs using our silicon have already commenced, meaning that we expect simultaneous end system, and chassis bring up and beta testing to be coherent with our own internal silicon validation. This is a critical step forward towards establishing ourselves as the category leader in the cloud server space.

Let me now turn the call over to Bob. Bob?

Bob Gargus — Applied Micro Circuits Corporation — SVP and CFO

Thanks Paramesh.

First quarter revenues were $41.3 million, down $7.5 million or 15% compared to the prior quarter, and down 32% compared to the same quarter a year ago. The $41.3 million was approximately $1 million above the street consensus. Computing revenues were $22.4 million, and decreased by $0.4 million or 2%. Connectivity revenues were $17.4 million, and decreased by $7.6 million or 30%. (and) Licensing revenues were $1.4 million, and increased by $0.4 million or 40%. The product-only revenues were $39.9 million, and were down 17% sequentially from last quarter.

Sales to North America accounted for approximately 39% of total revenues, sales to Europe contributed 17%, and sales to Asia contributed 43%.

Wintec, a global logistics support vendor, accounted for approximately 18% of June quarter revenues (they were also 18% in the March quarter). There was one distributor that was more than 10%, and that was Worldwide Avnet, which accounted for 28%, up from the March quarter of 22%. Distributor revenues for the last quarter were approximately $26.9 million, compared to $30.9 million for the prior quarter. Inventory in the channel based on sell-through numbers decreased to 66 days, compared to 82 days for the March quarter. If we exclude the impact of noncancelable and nonreturnable products, this metric was 53 days, compared to approximately 64 days last quarter. Overall, as expected, we saw the inventory levels in the channel decline, and we expect this metric without NCNR to approximate 60 days going forward.

Turning to the P&L: Our first quarter non-GAAP net loss was $0.01, or one penny, better than the street consensus: $11.4 million, or minus $(0.18) per share, compared to the non-GAAP net loss of $6.2 million or $(0.10) per share for the prior quarter. Our non-GAAP operating margin was a negative 30.2% of revenue and decreased 15.8 points from the negative 14.4% achieved in the last quarter. Our non-GAAP EBITDA for the quarter was a negative $9.6 million, or (23.4)% of revenues, compared to $4.2 million, or 8.7% of revenues for the prior quarter.

First quarter non-GAAP gross margin including licensing was 57.8%, compared to 58.7% for the March quarter. This is a little bit lower than our guidance of 59%, plus or minus half a point. The delta was primarily due to product mix, with our Compute products being a slightly higher portion of our overall revenues relative to our internal estimates going into the quarter. Looking forward to the September quarter, we are expecting licensing revenues to be approximately $1 million, and we are expecting overall gross margins for the September quarter, this is including licensing, to be approximately 57% plus or minus half a point. Non-GAAP operating expenses were $36.3 million, compared to our guidance of approximately $37 million. The operating expenses were lower than our guidance mainly due to certain OPEX control measures, as well as the timing of certain R&D expenses moving into the next quarter. For the September quarter we expect our operating expenses to be in the range of $37 million, plus or minus a $0.5 million.

Our non-GAAP interest and other income was $0.7 million, interest income was expected to be approximately $0.7 million for the September quarter, and we expect our tax rate to continue at the 3% rate for the next several quarters. The share count for EPS purposes was 62.4 million shares. During the quarter, we bought back 125,000 shares, and in connection with the Veloce acquisition we issued approximately 2.5 million shares towards the end of the quarter. Looking forward at the September quarter, we expect the share count to be approximately 65 million-the increase is primarily due to the full quarter impact of the 2.5 million shares we issued for the Veloce acquisition, plus the impact of additional shares we will issue for the quarterly Veloce payments and for our internal ESPP program. Although the actual shares that will be issued for the ESPP plan is not known at this time and will depend on our stock price at the time of issuance, we expect that in total this will approximate about 1 million shares.

Turning to the balance sheet: Our cash and investments totaled $96.1 million, or approximately $1.49 per share at the end of the first quarter, a decrease of approximately $17.7 million from the March quarter. The decrease results primarily from the following four items:

1)	Net cash outflows from operation of approximately $20.5 million, including a cash payout of $12.8 million related to the initial consideration for the Veloce acquisition;

2)	Proceeds from the sale of a strategic equity investment that was a favorable $7.1 million;

3)	Proceeds from common stock issuances of a positive $3.3 million, and outflows for other miscellaneous items of $2.0 million; and

4)	$5.6 million investments in CAPEX, most of this was capitalized new product mask sets.

Our working capital is approximately $114.1 million, compared to March which was $118.6 million, and we have no long-term debt. Our DSO at the end of December was at 36 days, and I think we ended — or, excuse me, the end of June it was 36 days, and we expect to be in the range of 30 to 42 days going forward.

Our overall inventories at the end of June were $22.6 million, and decreased by approximately $0.7 million compared to the $23.2 million at the end of the March quarter. Our inventory turns for the December [meant to be June] quarter were 3.1. This decrease is consistent with lower revenues last quarter. Our inventory levels are adequate in light of inventory that we hold that is in high demand, and we expect to get back to a turns number closer to 4.5 as the general macro conditions improve.

Turning to GAAP: As you know, our non-GAAP financials exclude certain items required by GAAP, such as amortization of purchased intangibles, items related to other than temporary impairment charges on our investment portfolio, Veloce acquisition consideration, acquisition-related expenses or recoveries, stock-based compensation expense, impairments and gains on strategic equity investments, and non-cash tax adjustments. The timing, occurrence, and magnitude of such items can be difficult or impossible to estimate for future periods.

Our net loss on a GAAP basis was $23.4 million versus a net loss of $67.6 million last quarter. The difference in our first quarter GAAP net loss of $23.4 million and our first quarter non-GAAP net loss of $11.4 million is a delta of $12.0 million. The $12 million is primarily comprised of the following:

a)	$2.3 million for the acquisition of Veloce;

b)	$8.5 million of stock-based compensation; and

c)	$1.3 million of amortization of purchased intangibles.

Looking forward to the September quarter, we expect certain known GAAP charges such as stock-based compensation and amortization of purchased intangibles to continue. A complete reconciliation between GAAP and non-GAAP financials can be found in our earnings release, which can be found in the Investor Relations section of our website. Please note that there is no reconciliation for forward-looking non-GAAP measures.

That concludes my remarks, and let me turn the call back over to Paramesh. Paramesh?

Paramesh Gopi — Applied Micro Circuits Corporation — President and CEO

Thanks, Bob.

Bob already provided you with the September quarter guidance for the OpEx, and gross margins, and several other P&L items.

We expect our revenues to be up 8% to 12% from the June quarter. Here we have seen our opening backlog for the current quarter grow from $26 million last quarter to $38.6 million this quarter, and we saw orders improve such that we had a book-to-bill of approximately 1.2 for the quarter, which means that approximately 87% of our September quarter guidance was already on the books at the start of the quarter. We will expect to do approximately 13%, or roughly $5.9 million in turns, to achieve our projected September product revenues of approximately $44.5 million.

I will also remind everyone that we did this while reducing inventory in the channel. We are pleased with this performance and are tracking ahead of our prior guidance. That said, the macro climate and short lead times limit visibility into the March and December quarters. We remain cautious, particularly as it related to the second half of our fiscal year. Barring delays due to macro-economic conditions, we feel we are very well positioned to deliver in accordance with our plan. Before I turn the call over to Bob, let me summarize the catalyst that I see forming the basis for our confidence in obtaining the goals we have previously laid out. Our internal target is to glide the business to be breakeven exiting our fourth fiscal quarter.

In order for us to achieve breakeven, we need to be at a revenue run rate of between $55 million and $60 million per quarter, combined with some reduction in operating expense. So why do we believe we can get there from the $41 million in revenue we did this last quarter?

Let me summarize these growth vectors:

In the Computing business, the key revenue vectors are:

1)	Enterprise ASICs-several key design wins, single sourced, and poised to ramp;

2)	Our leadership position in wireless access point processors enables us to lead and take advantage of the transition from 802.11n to 802.11ac;

3)	Our leadership position in Top of Rack switches in enterprise and cloud switch platforms with our PacketPro embedded processors will further expand the continued growth of 10-gigabit per second uplinks for cloud data centers.

In the Connectivity business, the key growth vectors are:

1)	Data Center Packet Edge routers;

2)	Data Center 100-gig service provider telecom to packet edge switching (our PQX products); and

3)	100-gig Optical Backplanes and modules, our Gearbox and Madeira products.

We are at the cusp of all of our hard work over the last couple of years finally bearing their good financial rewards. Again, to reiterate, we are cautiously optimistic on the revenue ramp in the second half of our fiscal year, unless there is an unexpected macro meltdown.

With that, I will conclude my remarks and turn it to Bob for the Q&A session. Bob?

Bob Gargus —Applied Micro Circuits Corporation — SVP and CFO

Thank you, Paramesh.

Just before going to Q&A let me specifically recap our guidance for the September quarter:

1)	Total revenues to be up 8% to 12% sequentially with a mid-point of $45.5 million;

2)	Total gross margins of 57%, plus or minus half a point;

3)	OpEx roughly $37 million, plus or minus $0.5 million;

4)	Interest income of $0.7 million; and finally

5)	Tax rate of 3%.

That concludes our formal remarks. Operator, please provide instructions to our listeners for the queuing process.

QUESTION AND ANSWER

Operator

(Operator Instructions).

Ambrish Srivastava, Bank of Montreal (BMO Capital Markets).

Ambrish Srivastava — BMO Capital Markets — Analyst

Good to see some stability on the top line here. A couple of questions on the top line, just staying with that as well as the gross margin, Paramesh. Within the sequential increase, how much of the increase is due to just business bouncing back, and although we all know that business is not really bouncing back because there’s a whole bunch of mixed data points out there, but how much of that is new products versus kind of what your core is coming back to some normal level? Then on the gross margin front, when do we come back to kind of the 59% model, and then I have one more follow-up.

Bob Gargus — Applied Micro Circuits Corporation — SVP and CFO

This is Bob. Coming back to the 59% will require us to get back to a more even mix like we used to have between the processor and the transport business, because as you know, there’s about 30 points difference in the gross margin for the transport’s type or connectivity products than there is for the processor products. So that’s going to take a little bit of time, particularly given some of the announcements that we’ve seen out there that are mixed relative to the telco, and carriers, and service provider kind of environment. On the processor side, part of what’s dragging it down a little bit is we do have some design wins and some shipments that are occurring more in the consumer or SMB market, and we’ve previously telegraphed that those are actually closer to around 30% gross margin.

So they’ll be good long-term because they add to the volume. Short-term until the rest of the business picks up, they’re a little bit of a drag on the overall gross margin. In terms of what percent is the business rebounding, we did mention last quarter that we had a transition going on. We have some of our vendors switching from old products to new, and we had to burn off some inventory, and we said that would take between one and two quarters. So I think we’re still sticking with that. So I think we’ll see that finish burning off this quarter, and as a result of that, maybe a couple million dollars is left this quarter, and I think the number last quarter was closer to $4 million or $5 million, when we went down in the 40.

Paramesh Gopi — Applied Micro Circuits Corp — President and CEO

So Ambrish, I think just to add some more color to that and to address the question that you asked in terms of new products, the lift that you’re seeing this quarter is already a result of us cannibalizing ourselves. So just to be clear on that, we indicated last quarter that we had an unusual alignment of circumstances relative to our key customers going through their own product transitions. The lift that you’re seeing is also driven by the fact that the new products are starting to take hold. The lift that you will see in the future quarters in terms of the percentage of revenue that they will contribute will be a lot greater, but we are in a very — I’m very encouraged by the fact that, I will say that the business has rebounded sans the macro climate rebounding to the extent that we needed it to see it rebound to get this lift. I don’t know whether I answered your question.

Ambrish Srivastava — BMO Capital Markets — Analyst

No, you did, and it’s good to see that you guys laid out a plan and you’re executing to that here. A longer term, and maybe related to your longer term and what is going on in the marketplace, the 32-bit private company out there, Calxeda has put out a barrage of press releases on their ARM server efforts. So Paramesh, to the extent that you can, please help educate us as to what they’re doing versus what the 64-bit vision that you guys have, and that is it for me. I’ll go away after that.

Paramesh Gopi — Applied Micro Circuits Corp — President and CEO

Great. Well, I think it’s a really good question. Let me start by saying that we love ARM being seeded into the ecosystem. So for us whenever we see a company, be it private or public, talking about low TCO servers, it goes one step further in validating a market that is, I’ll call it, at the tipping point of transition. I have a feeling that the stick has already tipped more than 45 degrees. So I think the efforts are lauded from our perspective, from a market perspective. I think it just goes to show that if you look at where OpenStack is, or where Calxeda and companies such as Calxeda are investing their calories — they’re all investing their calories to solve a major industry problem. I think what we’re saying is that that is totally legitimate.

However, if you look at the market in terms of today’s code, I keep coming back to it, we’re not looking for — we don’t want to shoehorn something that’s unnatural into a market, especially if you’re talking about Tier One server OEMs, or talking about Tier One ecosystem OEMs. I want to highlight to you once again what I said on the call. This is the most exciting call for us because we finally have a partnership that we can announce over the next X months that will come out publicly and tell you where we are from an ecosystem perspective, from a customer perspective, from a real chassis perspective, because I think what we’re doing is taking the, I’ll call it the feeding of an ecosystem to the next level to where products and a real market will morph into dealing with real ARM servers, right?

So I think great, great proof point, OpenStack, as you probably know, is used by almost a very, very, very tiny portion of the enterprise, and a very tiny portion of the large scale data centers, but once again, I want to say that given the fact that we showed an FPGA platform running LAM, and given the fact that we are today announcing a Tier One server OEM partnership on this call, we feel very, very optimistic and are very encouraged by the fact that we’ve now moved beyond OpenStack to a real stack, into a real server OEM and into a real platform. So very, very good stuff.

Ambrish Srivastava — BMO Capital Markets — Analyst

Thanks. Good luck.

Bob Gargus — Applied Micro Circuits Corp — SVP and CFO

Yes, Ambrish. This is Bob. One other data point. If you went back a year ago to last September and you looked at what percent of our revenues came from products introduced in fiscal year ‘09 or after, at that point in time it was only about 7% of the revenues. Today, for this quarter, it’s over 15%, meaning the June quarter just completed. So might give you a little example of how it’s improving.

Ambrish Srivastava — BMO Capital Markets — Analyst

Yes, that’s helpful.

Operator

Rick Schafer, Oppenheimer and Company.

Jason Rechel — Oppenheimer & Co — Analyst

This is Jason Rechel calling in for Rick. Just to follow up on some of your comments earlier, Paramesh, about the traction you guys are having at the OEM level with X-Gene. Just wanted to see maybe the traction you guys are getting at the ODM level, and whether you’re engaged at all at that level. Then secondly, you’ve talked about kind of maintaining a year lead over your 64-bit ARM competitors. I’m just wondering if you feel as though you still got that year lead, and kind of where you sit competitively against the other 64-bit vendors. Thanks.

Paramesh Gopi — Applied Micro Circuits Corp — President and CEO

So I want to say two things, answer your direction directly. I refer to Open Compute. If you go back to the transcript, I can confidently say that we are in the front of the Open Compute thought leadership in terms of dealing with a standard lowest common denominator server platform, in terms of being able to run real server workloads and a real server platform that will be fundamentally an ODM platform. So you should probably assume that when we say Tier One server OEM, Tier One server OEMs are Tier One server OEMs and Open Compute is the ODM. So is the ODM platform, so to speak, completely, fully engaged with all of the relevant ODMs, top Tier Ones, and also remember one other thing — in terms of 64-bit ARM, I think there’s one thing we want to say, that we were the first architectural licensee. We built our own core, our own fabric from scratch. We didn’t license anything from ARM except a set of documents. So still believe that from our performance perspective and the server class metrics perspective, we’re way ahead, and that year still holds in large amount.

Jason Rechel — Oppenheimer & Co Analyst

Okay, got it. Thanks for the clarification. Then kind of maybe moving to the break-even point, it looks like you’ve maybe lowered it in terms of revenue line, maybe $5 million from where we talked about last quarter. Just wondering where that is going to come out of OpEx? I mean what’s the plan to get you down to that break-even level?

Bob Gargus — Applied Micro Circuits Corp — SVP and CFO

The plan is simple. We’ll find ways to reduce our OpEx, and those will happen probably in the second half of this year, but I don’t know that we’re in a position where we want to get into a lot of detail of those just yet.

Jason Rechel — Oppenheimer & Co Analyst

Okay. Then, Bob, I think you mentioned some additional quarterly Veloce payments going forward. Just wondering, you’ve said in the past that those would be split kind of 50% stock, 50% cash. Is that kind of consistent with your thinking now? Just how do we think about those Veloce payments over the next kind of 12 months or so?

Bob Gargus — Applied Micro Circuits Corp — SVP and CFO

Well, for the next 12 months, they will be split 50%/50%, because they’re the continuation of the $60-something million or so that we signed up for. Eventually they’ll get to another tranche of milestones, and if we pay on those, those milestones can be paid in a cash and stock ratio that can be set at that time, okay? So we haven’t determined what those will be, but the milestones at the same time have not yet been met.

Operator

Vijay Rakesh, Sterne, Agee.

Vijay Rakesh — Sterne, Agee & Leach, Inc. — Analyst

Let’s swing back to what Paramesh was saying about the one OEM seller design that you have. I was wondering, is that for general availability, and when do you see that in the big announcement ? Do you see revenues from that in second half year and first half next year?

Paramesh Gopi — Applied Micro Circuits Corp — President and CEO

I want to reiterate one thing, right? We are (a) category leader creating a market, driving a brand new technology and an ecosystem. Being a small company, we want to make sure that we have the right amount of, I’ll call it financial reality to that. If I were to tell you what the forecasts are, I would probably be shot by Bob because it is amazing—we see it, we see an amazing, incredible market penetration from the Tier One person that we are partnered with and a clear path to revenues. However the timeliness of that revenue is a function of their data center investment, their fundamental view on what applications in the cloud will they first transition to this type of platform. So I think we want to maintain what we’ve always mentioned in terms of the ARM revenue and I’ll leave Bob to kind of give you the color on that.

Bob Gargus — Applied Micro Circuits Corp — SVP and CFO

The net of this is when the announcement comes out, it will carry with it a lot of weight, a lot of brand recognition, but the revenue for this will not happen until late next calendar year, at the earliest, and probably calendar year ‘14 in the first part to have any meaningful revenue.

Vijay Rakesh — Sterne, Agee & Leach, Inc. — Analyst

All right. Again, when you look at the pipeline for that, do you see additional wins with Tier One guys this year?

Bob Gargus — Applied Micro Circuits Corp — SVP and CFO

We could see more than just this one partnership happening in the next few quarters here.

Vijay Rakesh — Sterne, Agee & Leach, Inc. — Analyst

Last question is, you mentioned on the new product slot, this is slightly lower. When do you see that mix and margin improving back to kind of the high 50s kind of level. I know license revenue’s kind of down, but when you see the product margins improve there?

Bob Gargus — Applied Micro Circuits Corp — SVP and CFO

So can you forecast for me the CapEx for the service providers and the carriers? If you can give me that number with accuracy, I can tell you. [ Laughter ]

Operator

Patrick Wang, Evercore Partners.

Patrick Wang — Evercore Partners — Analyst

Just a couple of quick ones to start off. Bob, can you go over — I want you to quickly go over the recovery portion in terms of the guide for the September quarter, because you said that you expect there to be a bit of a resumption post-inventory burn. How much was that?

Bob Gargus — Applied Micro Circuits Corp — SVP and CFO

A couple million. Remember, we mentioned before that the transition, because of the older products dropping off and the new, we said that that was probably in the $5 million to $7 million range, and I think about $2 million, and it’d be a 1.5 quarters. So I think there’s about $2 million more to come back this quarter.

Patrick Wang — Evercore Partners — Analyst

Okay, got you. Then on the Veloce R&D expense, I don’t know if I missed it, but can you remind us kind of what the Veloce expense was this quarter and how to think about that for the full year?

Bob Gargus — Applied Micro Circuits Corp — SVP and CFO

Yes. Well, I don’t think it’s changed, but also I wouldn’t refer to it as Veloce. What we refer to it as is the ARM spending, and that was right around $12 million for the June quarter.

Patrick Wang — Evercore Partners — Analyst

Okay, got you. The full year target is still about $50 million?

Bob Gargus — Applied Micro Circuits Corp — SVP and CFO

Yes, close to $50 million.

Patrick Wang — Evercore Partners — Analyst

Close to $50 million, okay. Got you. Then you talked about some pretty good bookings trends and backlog coverage. Can you go into a little bit more detail about that, because it sounds like your pretty healthy number, it sounds like you guys are being somewhat conservative here, but just some color, please?

Bob Gargus — Applied Micro Circuits Corp — SVP and CFO

So our intent is to be conservative, because the lead time for placing orders is slow, and so there’s not a lot of visibility into the December quarter. I mean, being blunt, okay. At the same time that’s going on, there’s a number of negative points coming out in the marketplace, a couple involving our top five customers, whether it is ZTE or ALU, as an example. So it’s hard right now to make a judgment on what that might mean for the December quarter. So from our perspective, we’re giving you guys a September number that’s above what your current expectation is, and anything above that, given the lack of visibility for December and March, you can call it conservative, call it whatever you want, but we’re going to just play it that way.

Paramesh Gopi — Applied Micro Circuits Corp — President and CEO

So Patrick, one other very important thing to note, and it kind of parlays with what Bob said, is that the biggest thing we’ve noticed as we run checks after last quarter in terms of an entire vendor, service provider, ecosystem, and us, is that the planning horizons, I think you probably read the reports that carrier CapEx has loosened up. There’s been about 2% to 2.5% been released into the system over the last four to six months, depending on which geography you look at, but the amazing part about it is the planning horizons are all now being more one to two quarters.

So if you go talk to operators, they’re not — their buying horizon is less than — it used to be a year. Now it’s two quarters to one quarter, depending on which operator, which is something that we’ve never seen in this business, probably over the last, I would say since I got here in 2009, right. So it’s very different. So that’s the other thing that we’ve noticed. As things have tightened up and as things have morphed in terms of data plans for mobile devices, as well as the wired back haul capacity constraints, we’ve seen all of the major service providers shorten their planning horizons a lot.

Bob Gargus — Applied Micro Circuits Corp — SVP and CFO

The range of forecast out there, that means some of the “experts”, the guys that forecast this, would say seasonally that the amount of CapEx increases in the second half, and some of, at least one of them is up from that roughly 2.5% in the first half of the year to almost 5% in the second half. Then I can turn around and find another guy that is forecasting it to be 0.8%. So it’s almost literally like a dart board where you could throw a dart at it right now, because there’s so many variety of opinions out there, and they are not anywhere inside of one standard deviation.

Patrick Wang — Evercore Partners — Analyst

Got you. The recent commentary we’ve heard from AT&T and Verizon, does that give you any more confidence, in terms of trends over the next couple of quarters?

Bob Gargus — Applied Micro Circuits Corp — SVP and CFO

For North America, but not beyond that.

Paramesh Gopi — Applied Micro Circuits Corp — President and CEO

Yes.

Patrick Wang — Evercore Partners — Analyst

Got you, okay. Then I want to kind of move over to X-Gene real quickly. Congrats on announcing that Tier One server partnership, I think that’s kind of a big deal. You also talked about Open Compute also now opening itself to ARM. Can you talk about some of the implications there, because a lot of folks, I know data center guys are looking at that, and really embracing you with open arms here, but what’s the implications in terms of getting you in those types of, I guess, open source hardware designs?

Paramesh Gopi — Applied Micro Circuits Corp — President and CEO

Yes, so one thing to talk about, right, the world has always talked about OpenStack, and that’s the type of stuff that software has been, I’ll call it open source, so to speak. I think Facebook took a really major leap forward last year when they decided to go out there and, for lack of a better word, open source a hardware server platform, which means you essentially get a consortium of companies together, starting with the ODM community, all the way to the guys in the cloud service provider like the Facebooks of the world, and now the banks. I believe even Goldman Sachs, if I’m not mistaken, is chairing one of the key committees in the Open Compute Project. So the Open Compute Project does two things.

It actually open sources the hardware design of cloud servers, and to a large extent it’s been architecture agnostic. In other words, whether it’s instruction set is X86, instruction set is ARM, it’s pretty much architecture agnostic. Obviously the first generation of all the Open Compute hardware was all X86, but given the fact that we’ve led the 64-bit kind of ARM contingent, and we’re going to be out there for the first level of open hardware, it essentially does two things. It changes the access, the hardware access design point. In other words, you can now go off the web and download a design for an open source ARM 64-bit based cloud server with our components end to end, and then graft things like Hadoop, and the Lamp Stack on top of it.

So think about this. It’s very powerful, right? You now have a multi-OEM, multi-ODM, multiservice provider body that is not ensconced by an IEEE, or that is not encumbered by any regulatory organization or a SIG, but is purely meant to open source and change the value point for servers, which has never happened in the history of the server industry. So our target is to be the number one ARM 64-bit open compute platform of reference that any tier two, any ODM, or any OEM who wishes to build a cloud server can just cut and paste our hardware into their infrastructure.

Patrick Wang — Evercore Partners — Analyst

Have they announced this reference design yet?

Paramesh Gopi — Applied Micro Circuits Corp — President and CEO

They will announce a reference design once we basically have our silicon on a platform, but you should assume that, I mean, we are fully participants, so we’re actually members of the entire Open Compute community, and we are the drivers for the ARM 64-bit platform.

Patrick Wang — Evercore Partners — Analyst

Got you. That’s great news. Then last question from me. You guys had, I guess, a little better than expected cash flow last quarter. What do you think you guys do this quarter based on the midpoint of guidance?

Bob Gargus — Applied Micro Circuits Corp — SVP and CFO

Do you have another question that you can ask while I kind of look that up a second?

Patrick Wang — Evercore Partners — Analyst

No, we can follow-up afterwards. That is it for me. Appreciate it, and good job, guys.

Bob Gargus — Applied Micro Circuits Corp — SVP and CFO

Patrick, just hold on. It won’t take me long. I have it here. I think you’ll probably see the cash go down probably $10 million to $15 million from the $96 million, and remember we stated that we’d probably get down to about $70 million, roughly, by the end of the fiscal year.

Paramesh Gopi — Applied Micro Circuits Corp — President and CEO

Yes, but I think, just to be clear, Patrick, I want to make sure that there is cognition on everybody’s part that we are talking about a massive market expansion strategy that is underway, and we’re talking about a break-even commitment that we made to the financial community by the end of the year. Suffice it to say that I think we are doing the most, I’ll call it significant job leveraging what we need to leverage with the least cash burn to go after a big market. I don’t think of any small company our size that is doing what we’re doing.

Patrick Wang — Evercore Partners — Analyst

Totally understand – appreciate it.

Operator

(Operator Instructions)

Sandy Harrison, Wunderlich.

Sandy Harrison — Wunderlich Securities — Analyst

Paramesh, in your prepared remarks you talked about several of your products, the newer products, and how they’re ultimately going to be $150 million to $200 million bucks in the next 18 months. You gave some qualitative points on there. Is there any way you can get some quantitative points about which ones you think will be out front the most, which ones you think have the greatest opportunity to drive the growth in the closest amount of time? Just trying to hang some numbers to that so we can figure out a way to sort of measure your progress outside of waiting for X-Gene.

Paramesh Gopi — Applied Micro Circuits Corp — President and CEO

Sure. So I think the right way to do it is let me refer back to the prepared comments, and you see sort of a little bit of a ping-pong effect. Remember that I look at it as two ways, right? Our margin line will be determined by a lot of the data center carrier interface products, like our PQX family that’s already ramping this quarter, and is going to be the key framer PHY integrated part that will be in almost every leading packet optical platform in the world. The second part — so that will be the — think of that as the margin bellwether, so to speak. In terms of the top line bellwethers, we’ve spent over 2.5 years developing six different products for the Power Architecture space, three of which have a Power Architecture and an ARM processor on there, and they’re all essentially set to ramp.

These are all TMSC parts, and I think I mentioned them. So if I were to anchor things around in terms of numerics, we’re talking about enterprise ASIC’s for imaging and for enterprise networking. We’ve announced them in the past. You could actually go back to our transcripts and look at how much NRE dollars we’ve received. Those have not even ramped to 5% of where we want them to be. They’re all going to ramp over the next two years, 18 months, right. Then in terms of access points, you already know that we enjoy a very nice market share in enterprise access point gear from Wi-Fi.

With the new TSMC products, we will be driving a completely different cost and performance point where we combine ARM and Power Architecture for all of the first generation and second generation new Wi-Fi 11ac standard, right. So there’s at least four major design wins there that we can quantify for you when we get some time in the future, and you should see announcements coming out relative to that. We’ve also kind of been very targeted in telling you that if you look at the volume platforms that we ship into and we are slated to ship into, anything that ships over a million units in the enterprise or in the data center is either Wi-Fi or Top of the Rack switches. So you should also assume that the other ASSP’s that we’ve developed are all going into the top tier, Top of the Rack switches from the leading networking OEMs in the world, right.

So those should give you where that comes from, and I think in our prepared remarks last time we mentioned it’s a nice, roughly a 50% — I’m sorry it’s roughly a 65%/35% mix in terms of revenue between processor and the connectivity pieces, but the margins being exactly the opposite, right, kind of view. Now on the connectivity part, which is what is really exciting as well, all of the packet edge routers we talked about, the other cool thing is that if you look at what we announced today, earlier today, we’ve done something truly phenomenal. We’ve actually built a 100-gig coherent transmitter IC, which, by the way, was subsidized by two of our lead OEM customers, and essentially is the world’s first CMOS 100-gig transmitter IC.

Now, that is going to be conceivably, the top 50% of the market will use that, and in fact I would say that the top 30% of the market paid for it. So that’s a huge substantiation of our value there. Finally all of the backlinks with our Gearbox, we’re going gang busters over the number of people that want to use our CMOS products in the backlink space. I believe that our traction and our overall revenue over the next 18 to 24 months on that piece of it alone is going to be, if you look at the $150 million to $200 million, we’re in double digit percentages for each one of the mixed signal parts. So I hope I gave you some context.

Sandy Harrison — Wunderlich Securities — Analyst

Great. Thanks for doing that. Bob, a quick one for you. You kind of mentioned in your prepared remarks about, I think it’s $7 million, or a little bit more than a $7 million payment for something. Any further color on that, and do you have any other things like that that you could see pop up in the next couple of quarters to keep your cash levels where they are?

Bob Gargus — Applied Micro Circuits Corp — SVP and CFO

First, I see nothing like that popping up in the next couple of quarters. I wish I did.

Sandy Harrison — Wunderlich Securities — Analyst

I was going to say, I wish I could get one of those.

Bob Gargus — Applied Micro Circuits Corp — SVP and CFO

What it really was is we had an investment in Lightwire, which was acquired by Cisco, and so that equity investment we had in them resulted in us getting about a $7 million payment.

Sandy Harrison — Wunderlich Securities — Analyst

Got you. Ok thanks, guys.

Operator

Brian Thonn, Kingdom Ridge Capital.

Brian Thonn — Kingdom Ridge Capital — Analyst

Two quick questions for you. First off, Bob, when you were talking about visibility going into Q4, well I guess calendar Q4 and next-calendar Q1, you talked about how you don’t have the visibility in bookings yet, but do you have programs that will be ramping that would give you some confidence on where revenues are going then?

Bob Gargus — Applied Micro Circuits Corp — SVP and CFO

We have design wins and we have stuff that should ramp, but we also have some counter data points relative to ALU and ZTE and some other announcements, Brian. So to be honest, it’s a little confusing right now, right, and being the mean nasty CFO, I just take the simple approach, and no matter what the sales guys tell me, I’m not going to believe them until some orders are placed.

Brian Thonn — Kingdom Ridge Capital — Analyst

Got you. Then moving on, on the earlier question about 32-bit versus 64-bit for X-Gene. Paramesh, could you just, I guess, kind of go back and maybe re-explain again the 32-bit market versus the 64-bit market in terms of kind of market size, why you chose 64, why aren’t you participating in 32?

Paramesh Gopi — Applied Micro Circuits Corp — President and CEO

Okay. So let me recap. The server market today, Brian, is 100% 64-bit, and there’s only today’s server market, whether it’s cloud or any other enterprise, is all 64-bit, all of the software, whether it is open source or non-open source, is 64-bit. So why did we choose 64-bit? Because the $15 billion silicon server market is 64-bit. That one can run 32-bit ARM to show a very tiny fraction of web workloads in a very low power footprint, shows that, well, the ARM architecture is definitely a valid choice for, I will call it trial-ballooning data center tasks; however, it’s going to be really hard for people who are running production 64-bit code to go back and rewrite their code. So let me first say that today’s server market is basically all 64-bit. The cloud server market, which is over the next four to six years going to grow north of $5 billion, is all 64-bit. So that’s the reason we chose the ARM 64-bit architecture to do this, right. So 32-bit market, in our estimation, is very small because it’s basically no production code today runs 32-bit. Does that answer the question?

Brian Thonn — Kingdom Ridge Capital — Analyst

Yes. Thank you very much for your time.

Operator

At this time, there are no further questions in queue. So I will return the call to Mr. Bob Gargus for closing remarks.

Bob Gargus — Applied Micro Circuits Corp — SVP and CFO

Thank you. We’d like to thank all of you for your participation today. There’ll be an audio replay of this call available on the Investor Relations section of our website. You can also access the audio replay of this conference call by calling 888-286-8010 and entering the reservation number 13718424. We will also file a copy of this script in an 8-K with the SEC in the next few days. Please feel free to contact me or call me if you have any additional questions. Again, thank you for your participation on the call today, and have a nice evening.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.